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MedPro Safety Products, Inc.

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To our shareholders:

MedPro has had an exciting year, as we continue to see growing interest in products that stand to increase safety for the healthcare worker, patient and their community. In particular, we have expanded our product offering beyond our unique needlestick prevention technology to MedPro’s Drug Delivery Platform, a robust new platform that addresses safety issues beyond needlesticks.

Last year at this time, we expressed our belief that our business model to partner with industry leaders would be our most efficient means to gain market acceptance and share. This year, we were pleased to announce a deal with a specialty pharmaceutical company for use of MedPro’s Drug Delivery Platform. We believe that this agreement illustrates how our prefilled drug delivery devices can serve the pharma markets with both brand and generic drugs. Our relationship with Greiner Bio-One GmbH has already proven our ability to successfully collaborate with a product partner. In addition, we have acquired a network of important industry relationships, including customers, partners and suppliers, which we believe will be instrumental in driving our growth.

While making these advances, we are taking steps to pursue future growth opportunities. We appointed George J. Kostas as Executive Vice President for Finance, who brings a wealth of consulting, financial and capital raising experience with mid-market healthcare and life sciences companies. We also hired Peter Forceville as Vice President for Business Development, Europe and Asia. Peter has a strong background, serving in executive positions in sales, marketing and business development with healthcare product companies in Europe. We’ve taken steps to favorably position our products, launching an updated, more user-friendly corporate website focused on the expanded MedPro product line and opening offices in New York City and Brussels to pursue broader market opportunities.

As MedPro begins the second half of 2012, we are seeing our strategy play out in new initiatives and partnerships. Our capabilities in product development, finance, and business development are stronger. Having established a solid market presence in blood collection products, we are laying the foundation to offer drug delivery products that increase patient safety. We sense increased excitement and interest at the many key industry conferences we’ve participated in across the U.S. and Europe.

Our goals are consistent. We will continue to protect and build shareholder value by creating and launching new technology that continues the evolution of passive safety, and by becoming a recognized market leader. On behalf of the Board of Directors and our employees, we thank you for your patience and support. Thank you again for your commitment to MedPro.

Best Regards,

Craig Turner

Chairman and CEO

MedPro Safety Products, Inc.